UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-00655

                               MAYTAG CORPORATION
             (Exact name of registrant as specified in its charter)


                          403 West Fourth Street North
                               Newton, Iowa 50208
                              Tel.: (641) 792-7000
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                          Common Stock, $1.25 par value
                              8.62% Notes due 2007
                              8.63% Notes due 2007
                              9.03% Notes due 2010
                              9.03% Notes due 2010
                              8.04% Notes due 2007
                              7.22% Notes due 2006
                              6.875% Notes due 2006
                              5.00% Notes due 2015
                              6.45% Notes due 2014
            (Title of each class of securities covered by this Form)

                      7.875% Public Interest Notes due 2031
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)   [_]           Rule 12h-3(b)(1)(ii)    [_]
Rule 12g-4(a)(2)(i)    [_]           Rule 12h-3(b)(2)(i)     [_]
Rule 12g-4(a)(2)(ii)   [_]           Rule 12h-3(b)(2)(ii)    [_]
                                     Rule 15d-6              [_]

Approximate number of holders of record of the Common Stock, $1.25 par value, as of the certification or notice date: 1

Approximate number of holders of record of the 8.62% Notes due 2007, as of the certification or notice date: 1

Approximate number of holders of record of the 8.63% Notes due 2007, as of the certification or notice date: 2

Approximate number of holders of record of the 9.03% Notes due 2010, as of the certification or notice date: 3

Approximate number of holders of record of the 9.03% Notes due 2010, as of the certification or notice date: 1

Approximate number of holders of record of the 8.04% Notes due 2007, as of the certification or notice date: 1

Approximate number of holders of record of the 7.22% Notes due 2006, as of the certification or notice date: 1

Approximate number of holders of record of the 6.875% Notes due 2006, as of the certification or notice date: 17

Approximate number of holders of record of the 5.00% Notes due 2015, as of the certification or notice date: 72

Approximate number of holders of record of the 6.45% Notes due 2014, as of the certification or notice date: 12

Pursuant to the requirements of the Securities Exchange Act of 1934, Maytag Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 3, 2006                        By:  /s/ Karl R. Milam
                                                 -------------------------------
                                                 Name:  Karl R. Milam
                                                 Title: President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.